Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2011 RESULTS

KAPALUA, Hawaii, May 4, 2011 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $12.4 million, or $0.67 per share, for the first quarter of 2011, compared to a net loss of $2.7 million, or $(0.33) per share for the first quarter of 2010.  Revenues for the first quarter of 2011 were $6.4 million, compared to $7.6 million for the first quarter of 2010.

Included in net income for the first quarter of 2011 was a $15.1 million gain recognized from the 2010 sale of the Kapalua Bay Golf Course.  Net income for the first quarter of 2010 included a $1.5 million gain from the sale of real estate and a $3.3 million gain from settlement of post-retirement insurance plans.

“MLP’s first quarter results reflect continued progress as we work through the transition of our operations and focus our efforts on managing and developing our land holdings here on Maui,” stated Tim Esaki, Chief Financial Officer.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 1st quarter 2011 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and operates retail, utility operations, and a nature preserve at the Kapalua Resort.

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Maui Land & Pineapple Company, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	Three Months Ended March 31
	2011	2010
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate sales	$—	$1,650
Retail sales	2,840	2,684
Lease income	1,367	1,183
Resort services	992	994
Utility revenues and other	1,217	1,076

Total Operating Revenues	6,416	7,587

OPERATING COSTS AND EXPENSES
Real estate	—	153
Retail	1,993	2,128
Leasing	685	930
Resort services	1,214	1,103
Utility operations and other	910	770
Selling and marketing	335	1,167
General and administrative	1,895	1,307
Depreciation	1,045	1,327

Total Operating Costs and Expenses	8,077	8,885

Operating Loss	(1,661)	(1,298)

Interest expense, net	(671)	(2,755)

Loss from Continuing Operations Before Income Taxes	(2,332)	(4,053)
Income Tax Expense	—	85

Loss from Continuing Operations	(2,332)	(4,138)

Income from Discontinued Operations net of income taxes of $0	14,757	1,433

NET INCOME (LOSS)	12,425	(2,705)
Pension Benefit Adjustment net of income taxes of $0	—	1,422

COMPREHENSIVE INCOME (LOSS)	$12,425	$(1,283)

NET INCOME (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$(0.13)	$(0.51)
Discontinued Operations	0.80	0.18
Net Income (Loss)	$0.67	$(0.33)